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                                                                    Exhibit 10.1

                                RELEASE AGREEMENT

                        Dated this 5th day of April, 2007

Between:          DR. OREN BECKER  Identity no. 056528177
                  Residing at 12 Motza Haktana Street, Mevaseret Zion, Israel ("Oren Becker ")

                                                              of the first part
And between:      EPIX PHARMACEUTICALS LTD. Identity no. 512864307
                  Located at S.A.P. Building, 3 Hayetzira St., Ramat-Gan, Israel
                  ("EPIX Pharmaceuticals Ltd. / THE COMPANY")
                                                              of the second part


Whereas Oren Becker was employed by EPIX Pharmaceutical Ltd.(formerly known as Predix Pharmaceuticals, Ltd.) as of November 1st, 2000 following an employment agreement dated October 31st, 2000(the "EMPLOYMENT AGREEMENT"); and

Whereas, the parties have reached an agreement regarding the termination of Oren Becker employment with the Company according to the terms and conditions expressly provided herein, in this release agreement (the "RELEASE Agreement"); and

Whereas, the parties agree that such Release Agreement shall constitute a final settlement between the parties in regards to Oren Becker employment and/or termination of employment with EPIX Pharmaceuticals Ltd. thereof;

NOW, THEREFORE, it is hereby declared, covenanted and agreed between the parties as follows:

1. The preamble to this Release Agreement constitutes an integral part hereof.

2. As of April 19th, 2007 (the "TERMINATION DATE") - Oren Becker's employment with the Company shall cease, and the employee-employer relationships and Employment Agreement with the Company shall be terminated.

3. Notice period: The period commencing on February 18, 2007 and until Termination Date - shall be considered as a prior notice period for termination (the: "PRIOR NOTICE PERIOD"). During the Prior Notice Period the Company shall pay Oren Becker his regular salary and all other social benefits as prescribed under the Employment Agreement. Oren Becker shall not be required to report to any Company facility or otherwise perform services on behalf of the Company, unless otherwise instructed by the Company. Oren Becker agrees that during the Prior Notice Period, he will notify Yifat Bar at least twenty-four (24) hours in advance if he needs to


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         visit any Company facility or perform any services on behalf of the
         Company.

4.       Options:

         4.1. Until Termination Date, and within 90 (Ninety) days after Termination Date, Oren Becker shall be entitled to exercise all of his vested options to purchase Common Stock of EPIX Pharmaceuticals, Inc. which were granted to Oren Becker in accordance with any and all option agreements entered into between Oren Becker and the Company during Oren Becker's employment with the Company (the "Options"). Options, which shall vest during the period as of the date of this Release Agreement and until Termination Date, may be exercised by Oren Becker within 90 (Ninety) days after Termination Date. For the avoidance of doubt, after such period - unexercised Options will immediately expire and terminate, and thereafter, Oren Becker shall no longer have any right to exercise such remaining unexercised Options.

         4.2. The following summarizes all granted Options pursuant to the Predix 2003 Stock Incentive Plan and the EPIX 1992 Stock Incentive Plan to purchase Common Stock of EPIX Pharmaceuticals, Inc. held by Oren Becker that have not been exercised as of the date of this Release Agreement and that shall vest as of the Termination Date.

--------------------------------------------------------------------------------
GRANT DATE      GRANTED      PRICE     CURRENTLY    CURRENTLY     VESTED AS OF
                                         VESTED     UNVESTED    TERMINATION DATE
--------------------------------------------------------------------------------
8/11/2003        10,527      $2.18        7,895        2,632          7,895
--------------------------------------------------------------------------------
8/11/2003         5,045      $2.18        5,045            0          5,045
--------------------------------------------------------------------------------
4/29/2004         1,836      $2.18        1,262          574          1,262
--------------------------------------------------------------------------------
9/23/2004        95,698      $0.98       95,698            0         95,698
--------------------------------------------------------------------------------
9/23/2004        22,456      $0.98       22,456            0         22,456
--------------------------------------------------------------------------------
1/18/2005        69,549      $0.98       36,223       33,326         39,121
--------------------------------------------------------------------------------
4/28/2005        10,948      $1.74        4,334        6,614          4,790
--------------------------------------------------------------------------------
9/19/2006        35,000      $5.31        2,188       32,812          4,375
--------------------------------------------------------------------------------

                  The exercise of any Options shall be subject to the terms of Sections 4.1 and 5 of this Release Agreement.


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         4.3.     Except specified in this Section 4 of this Release Agreement, the terms and conditions of any and all other stock option agreements entered into between Oren Becker and the Company during Oren Becker's employment with the Company are not modified in any way and remain subject to the terms of the Predix 2003 Stock Incentive Plan or the Amended and Restated 1992 Equity Incentive Plan, respectively, or any applicable predecessor or successor plans. For the avoidance of doubt, the vesting of all Options granted under the Amended and Restated 1992 Equity Incentive Plan shall not be accelerated hereunder and shall terminate on the Termination Date, and all such unvested Options on the Termination Date shall be forfeited pursuant to their terms.

5. Acknowledgement of Prior Agreement. Oren Becker hereby acknowledges and declares that on or about October 31, 2000, Oren Becker and the Company entered into an Employment Agreement, as amended, a copy of which is attached as Exhibit A. Oren Becker further acknowledge and declares that certain obligations set forth in that Employment Agreement will survive the termination of his employment with the Company, including but not limited to the obligations set forth in Section 8 (Proprietary Rights and Information), Section 9 (Secrecy and Nondisclosure) and
         Section 10 (Non-Competition). Continued Compliances by Oren Becker with the foregoing obligations shall be a condition to the exercise of any Options pursuant to Section 4 above and the receipt of any payments pursuant to Section 6.4 below.

6. Final accounting: Upon termination Date, the parties will prepare a final accounting, pursuant to which the Company shall:

         6.1. Convey to Oren Becker a letter, addressed to Kali Insurance, the insurance company, instructing that all sums accrued in the managers insurance policy as a result of the Company's and Oren Becker's contributions towards severance pay and compensatory payments - shall be released to Oren Becker;

         6.2. Convey to Oren Becker a letter, addressed to Kali Insurance, education fund, instructing that all sums accrued in such fund as a result of the Company's and Oren Becker's contributions - shall be released to Oren Becker;

         6.3. Furthermore, the Company shall redeem all utilized vacation days accrued by Oren Becker - up to the Termination Date; Redemption of 39.73 vacation days accumulated in the amount of NIS 124,472.61.

         6.4. In addition thereto, the Company shall pay to Oren Becker a special retirement grant, in an aggregate amount of NIS 130,344.95 in your last salary, made up of:


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                  6.4.1.   Recreation Pay in the amount of NIS 1,601.48.

                  6.4.2.   Severance completion pay in the amount of NIS
                           128,743.47

         6.5 Additional Severance in the amount of NIS 182,597.53 to be paid in your last salary.

         6.6      Approved 2006 Bonus in the amount of NIS 148,682.

7. The Company agrees to provide information to RAMOT at Tel Aviv University ("RAMOT") regarding the Company's use of technology licensed from RAMOT in an effort to assist RAMOT in making a determination as to how RAMOT shall distribute certain amounts paid by the Company to RAMOT to certain inventors of such technology. The Company and Oren Becker agree that the Company has no right or authority to influence or direct RAMOT in determining how to distribute such funds.

8. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be construed to limit or otherwise affect any rights of Oren Becker to receive a pro rata portion of the remaining $15 million of the milestone payment on October 29, 2007 for which he is eligible pursuant to the terms of that certain Agreement and Plan of Merger, dated as of April 3, 2006, by and among the Company, EPIX Delaware, Inc., a wholly-owned subsidiary of the Company, and Predix Pharmaceuticals Holdings, Inc., as amended.

9. It is hereby agreed, that all amounts paid to Oren Becker under this Release Agreement, which exceed the amounts due to Oren Becker under applicable law -- shall be subject to Oren Becker signing a Letter of Waiver and Release, in the form attached hereto as appendix A, which constitutes an integral part hereof, and the fulfilling of all of Oren Becker's obligations towards EPIX Pharmaceuticals Ltd. under the Release Agreement and/or the Employment Agreement, during the Notice Period and up to Termination Date.

10. By signing this Release Agreement, Oren Becker, hereby acknowledges and declares, that the payment of the amounts pursuant to this Release Agreement shall forever release and discharge the Company, including any other entity or corporation affiliated with the Company, whether as a parent company, sister company, subsidiary or in any other manner whatsoever, from any and all claims, demands and causes of actions of any kind whatsoever of Oren Becker, whether direct or indirect, and that Oren Becker does not have and will not have at any time in the future any claims, demands or causes of actions of any kind whatsoever, whether direct or indirect, against the Company, its employees, officers, directors, agents, those operating on its behalf or in its name any/or any other entity or corporation affiliated with the Company, whether as a parent company,


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         sister company, subsidiary or in any other manner whatsoever
         (including, but not limited to, any claims, demands and causes of actions under the laws of the United States or any state thereof)

11. In addition, by signing this Release Agreement, Oren Becker, hereby acknowledges and declares, that he shall not make any false, disparaging or derogatory statements, nor shall he disparage or encourage or induce others to make any false, disparaging or derogatory statements, to any media outlet, industry group, financial institution or any current or former employee, consultant, client, customer or competitor of the Company, regarding the Company or any of its directors, officers, employees, agents or representatives, or the Company's business affairs and financial condition, or which would adversely affect the Company, but not limited to: (i) the conduct of the business of the Company (including, without limitation, any business plans or prospects) or (ii) the business reputation of the Company. Oren Becker's undertakings under this section shall continue to be binding upon him, with out any limitations, also after Termination Date. In addition, by signing this Release Agreement, the Company, hereby acknowledges and declares, that officers of the Company shall not make any false, disparaging or derogatory statements, nor shall they disparage or encourage or induce others to make any false, disparaging or derogatory statements, to any media outlet, industry group, financial institution or any current or former employee, consultant, client, customer or competitor of the Company, regarding Oren Becker's performance as an employee of the Company which would adversely affect Oren Becker. The Company's undertakings under this section shall continue to be binding upon it, with out any limitations, also after Termination Date.

12. Upon their signature on this Release Agreement, the parties declare and undertake:

         12.1. To keep the contents and the existence of this Release Agreement in complete confidence, not to reveal its contents or existence to any third party and/or to make any use of this Release Agreement and not to transfer it to any third party other than the tax authorities, at their request, subject to the requirements of confidentiality of the relevant tax laws and where such disclosure is otherwise required by applicable law.

         12.2. That they have signed this Release Agreement of their own free will and without any duress after they have read it and fully understood its content and ramifications.



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IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED THIS RELEASE AGREEMENT AS OF THE
DATE SET FORTH ABOVE.

/s/ Oren Becker                             /s/ Michael Kauffman
-----------------------------------         -----------------------------------
Oren Becker                                 EPIX PHARMACEUTICALS LTD.

                                            by: Michael Kauffman
                                            title: Chief Executive Officer




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                          LETTER OF WAIVER AND RELEASE

I, Oren Becker (Identity no. 056528177), hereby acknowledge, declare and confirm the following:

1. I am signing this document of my own free will and after being made fully aware of all my rights. I understand that this document is a legally binding document that relates to rights, benefits and payments to which I am entitled under law. Prior to signing this document, I have read it carefully and I have consulted with such experts, including legal counsel, as I have deemed appropriate.

2. I have received from the company, EPIX Pharmaceuticals Ltd. (the "COMPANY"), on or before the date hereof, all that is due to me and everything to which I am entitled from the Company, both in respect of my employment with the Company and in connection with the termination of my employment with the Company, including without limitation, all salary payments, pay in lieu of annual vacation, severance pay, full and regular contributions to my Managers' Insurance Policy and to my Keren Hishtalmut Fund, recreation pay, sick leave pay, tuition fees and any other sums which may be due or otherwise payable to me under applicable law and regulation , by virtue of any agreement or custom or by virtue of any other grounds.

3. In connection with the termination of my employment with the Company, I have received from the Company additional payments above and beyond those payments to which I am entitled and which are payable to me under applicable law and regulation, by virtue of any agreement or custom or by virtue of any other grounds.

4. I hereby release the Company, including any other entity or corporation affiliated with the Company, whether as a parent company, sister company, subsidiary or in any other manner whatsoever, from any and all obligations towards me arising out of or in connection with my employment with the Company and/or the termination of my employment with the Company. I do not have any claim against or demand upon the Company, including any other entity or corporation affiliated with the Company, whether as a parent company, sister company, subsidiary or in any other manner whatsoever. Neither I, nor any person acting in my name or as my representative shall in the future make any claim against or demand upon the Company, including any other entity or corporation affiliated with the Company, whether as a parent company, sister company, subsidiary or in any other manner whatsoever, arising out of or in connection with any matter related to my employment with the Company or the termination of my employment with the Company.


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5.       I shall not commence, participate in or voluntarily provide assistance in connection with any grievance, action, suit or proceeding against the Company before any court, administrative agency or other tribunal, nor shall I directly or indirectly encourage any other person to engage in any such activities. In the event that I am served with or otherwise receive a summons, subpoena or any other legal notice requiring me to provide assistance in connection with any grievance, action, suit or proceeding against the Company before any court, administrative agency or other tribunal, I shall notify the Company of such service or receipt, by sending a copy of such summons, subpoena or legal notice by hand delivery or by registered mail within 5 (five) days of such service or receipt.

6. This document also constitutes an acknowledgment of payment and release in accordance with Section 29 of the Severance Pay Law.

7. I am and shall continue to be legally bound by such of the terms and conditions of my Employment Agreement with the Company, which according to the terms of the Agreement survive the termination of my employment with the Company, including without limitation, all of my obligations of confidentiality, non-competition and development rights.

8. I am fully aware of all of my rights and I acknowledge, declare, confirm and agree to all that is stated above.



/s/ Oren Becker
---------------------------------------
Oren Becker
Employee's Signature


Date: April 5, 2007
      ---------------------------------